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                                                                     EXHIBIT 3.1

                          HOME INTERIORS & GIFTS, INC.

                     CERTIFICATE OF DESIGNATION, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                     OTHER SPECIAL RIGHTS OF PREFERRED STOCK
                       AND QUALIFICATIONS, LIMITATIONS AND
                              RESTRICTIONS THEREOF

                                   ----------

                       Pursuant to Article 2.13(D) of the
                         Texas Business Corporation Act

                                   ----------

         Home Interiors & Gifts, Inc. (the "Company"), a corporation organized and existing under the laws of the State of Texas, hereby certifies that pursuant to the provisions of Article 2.13(D) of the Texas Business Corporation Act, its Board of Directors adopted the following resolution at a meeting of such Board of Directors on July 12, 2001, which resolution was duly adopted by all necessary action on the part of the Company and remains in full force and effect as of the date hereof:

         WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Restated Articles of Incorporation, to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Texas Business Corporation Act; and

         WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of the preferred stock to be designated the 12.5% Senior Convertible Preferred Stock of the Company and the number of shares constituting such preferred stock.

         NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the 12.5% Senior Convertible Preferred Stock on the terms and with the provisions herein set forth:

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                   TERMS, PREFERENCES, RIGHTS AND LIMITATIONS

                                       of

                    12.5% SENIOR CONVERTIBLE PREFERRED STOCK

                                       of

                          HOME INTERIORS & GIFTS, INC.

         The relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed upon the 12.5% Senior Convertible Preferred Stock or the holders thereof are as follows:

         1. Definitions. For purposes of this Designation, the following definitions shall apply:

         "Appraised Value" shall mean, in respect of any share of Common Stock on any date herein specified, the value of the Company as of the last day of the most recent fiscal quarter, as determined by an investment banking firm selected by the Company and the Required Holders (which value shall assume the payment of all consideration payable to the Company in respect of the exercise, conversion and acquisition of all securities included in clause (iii) of the definition of "Fully Diluted" below), divided by the number of Fully Diluted shares of Common Stock.

         "Board" shall mean the Board of Directors of the Company.

         "Book Value" shall mean, in respect of any share of Common Stock on any date herein specified, the consolidated book value of the Company (which value shall assume the payment of all consideration payable to the Company in respect of the exercise, conversion and acquisition of all securities included in clause
(iii) of the definition of "Fully Diluted" below), as determined in accordance with GAAP by any firm of independent certified public accountants of recognized national standing selected by the Company and reasonably acceptable to the Required Holders, as of the last day of the most recent fiscal quarter, divided by the number of Fully Diluted shares of Common Stock.

         "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Common Stock" shall mean the Common Stock, $0.10 par value per share, of the Company.

         "Company" shall mean Home Interiors & Gifts, Inc., a Texas corporation.

         "Conversion" has the meaning set forth in Section 6 hereof.

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         "Conversion Amount" has the meaning set forth in Section 6 hereof.

         "Conversion Price" shall mean, at any time, the amount computed by dividing the Liquidation Preference for one Share of Senior Preferred Stock by the Conversion Amount in effect at such time.

         "Current Market Price," when used with reference to shares of Common Stock or other securities on any date, shall mean the higher of: (a) the Conversion Price per share of Common Stock at such date; and (b) the Appraised Value per share of Common Stock at such date, or if there shall be a public market for the Common Stock, the higher of: (x) the Book Value per share of Common Stock at such date; and (y) the average of the daily market prices for any 30 consecutive Trading Days commencing no earlier than 45 days before such date. The daily market price for each such Trading Day shall be: (i) the last sale price on such day on the principal stock exchange or the NASDAQ National Market on which such Common Stock is then listed or admitted to trading; or (ii) if no sale takes place on such day on any such exchange or market, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange or market.

         "Dividend Dilution Event" has the meaning set forth in Section 6(d)(iv) hereof.

         "Dividend Rate" shall mean 12.5% per annum.

         "Fair Market Value" shall mean, with respect to any asset, the amount that a willing buyer would pay an unaffiliated willing seller in an arm's-length transaction to acquire ownership of such asset, with neither being under any compulsion to buy or sell, as determined in good faith by the Board.

         "Fully Diluted" shall mean, with reference to shares of Common Stock, at any date as of which the number of shares thereof is to be determined: (i) all shares of Common Stock outstanding at such date; plus (ii) all shares of Common Stock issuable upon the Conversion of the Senior Preferred Stock outstanding on such date; plus (iii) all shares of Common Stock issuable upon exercise or conversion of all options and warrants to purchase or otherwise acquire, or securities convertible into or exercisable for, shares of Common Stock outstanding on such date which would be deemed outstanding in accordance with GAAP for purposes of determining book value or net income per share.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time applied on a consistent basis.

         "Issuance Dilution Event" has the meaning set forth in Section 6(d)(ii) hereof.

         "Liquidation Preference" shall mean $1,000 per share.

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         "New Securities" has the meaning set forth in Section 7 hereof.

         "Original Issue Date" shall mean the date of the original issuance of shares of Senior Preferred Stock.

         "Person" shall mean any individual, firm, corporation, partnership, limited partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "Required Holders" shall mean the holders of at least of a majority of the outstanding shares of Senior Preferred Stock.

         "Senior Preferred Stock" shall refer to shares of 12.5% Senior Convertible Preferred Stock, $0.01 par value per share, of the Company.

         "Stock Option Plan For Key Employees" shall mean the 1998 Stock Option Plan For Key Employees entered into by the Company as of June 4, 1998, as amended, supplemented or otherwise modified from time to time.

         "Stock Option Plan For Unit Directors" shall mean the 1998 Stock Option Plan For Unit Directors, Branch Directors and Certain Other Independent Contractors entered into by the Company as of June 4, 1998, as amended, supplemented or otherwise modified from time to time.

         "Trading Day" shall mean a Business Day or, if the Common Stock is listed or admitted to trading on any national securities exchange or NASDAQ market, a day on which such exchange or market is open for the transaction of business.

         2. Designation; Number of Shares; Ranking. The designation of the preferred stock authorized by this resolution shall be "12.5% Senior Convertible Preferred Stock" and the number of shares of Senior Preferred Stock authorized hereby shall be 96,058.98 shares. The shares of Senior Preferred Stock rank: (i) senior, with respect to the payment of dividends and with respect to distributions upon liquidation, dissolution or winding up of the Company or otherwise, to all shares of Common Stock and all other classes or series of capital stock of the Company the terms of which do not expressly state that they rank senior to or on a parity with the Senior Preferred Stock with respect thereto (collectively, the "Junior Stock"); (ii) on a parity, with respect to the payment of dividends and with respect to distributions upon liquidation, dissolution or winding up of the Company or otherwise, to all other classes or series of capital stock of the Company the terms of which expressly state that they rank on a parity with the Senior Preferred Stock with respect thereto (collectively, the "Parity Stock"); and (iii) junior, with respect to the payment of dividends and with respect to distributions upon liquidation, dissolution or winding up of the Company or otherwise, to all other classes or series of preferred stock of the Company the terms of which expressly state that they rank senior to the Senior Preferred Stock with respect thereto (collectively, the "Senior

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Stock"); it being understood and agreed that the issuance of any such Parity
Stock or Senior Stock shall be subject to Section 5(b) hereof.

         3. Dividends.

         (a) So long as any shares of Senior Preferred Stock shall be outstanding, the holders of such Senior Preferred Stock shall be entitled to receive out of any funds legally available therefor, when, as and if declared by the Board, preferential dividends in cash at the Dividend Rate on the Liquidation Preference hereunder, payable quarterly on the first Business Day of each calendar quarter commencing on October 1, 2001. Such dividends shall be cumulative and begin to accrue on a daily basis from the Original Issue Date, whether or not declared and whether or not there shall be net profits or net assets of the Company legally available for the payment of those dividends.

         (b) So long as any shares of Senior Preferred Stock shall be outstanding: (i) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on account of any class or series of Junior Stock or Parity Stock (other than, with respect to Junior Stock, dividends paid or distributions made solely in additional shares of such Junior Stock, and, with respect to Parity Stock, a partial dividend paid pro rata on such Parity Stock and the Senior Preferred Stock) unless (A) all dividends in respect of the Senior Preferred Stock for all past and current dividend periods have been paid in full and (B) such dividend or distribution consists only of cash and/or cash equivalents; and (ii) no shares of Junior Stock or Parity Stock, or any option, warrant or other right to acquire the Company's capital stock, shall be purchased, redeemed, retired or acquired by the Company or any subsidiary of the Company and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, retirement or acquisition thereof; provided that, notwithstanding the foregoing, the Company may, from time to time, repurchase any options or any other rights to acquire the Company's capital stock, or any shares of Common Stock into which such options or other rights to acquire the Company's capital stock may have been exercised, in each case in accordance with the Stock Option Plan For Key Employees or the Stock Option Plan For Unit Directors, as applicable.

         4. Liquidation Rights.

         (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether such assets are capital, surplus, earnings or otherwise, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of Junior Stock, an amount with respect to each share of Senior Preferred Stock outstanding equal to the Liquidation Preference for such share plus all declared or accrued and unpaid dividends in respect thereof.

         (b) If upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Senior

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Preferred Stock and all other Parity Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts thereof, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of Senior Preferred Stock and such Parity Stock, based on the full preferential amounts for the number of shares of Senior Preferred Stock or Parity Stock held by each holder.

         (c) After payment to the holders of Senior Preferred Stock of the amounts set forth in Section 4(a) hereof, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of any Company capital stock entitled to a preference over the Common Stock in accordance with the terms thereof and, thereafter, to the holders of Common Stock.

         5. Voting Rights. In addition to any voting rights provided by law, the holders of shares of Senior Preferred Stock shall have the following voting rights:

         (a) From and after the expiration or termination of any waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for acquisition by the holders of Senior Preferred Stock of the voting rights described in this paragraph 5(a), each share of Senior Preferred Stock shall entitle the holder thereof to vote on all matters voted on by the holders of Common Stock, voting together as a single class with all other shares entitled to vote, at all meetings of the stockholders of the Company. With respect to any such vote, each share of Senior Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of shares of Common Stock of the Company into which such share of Senior Preferred Stock is convertible on the record date for such vote.

         (b) Whether or not the voting rights set forth in paragraph 5(a) shall be in effect, the affirmative vote of the Required Holders, in person or by proxy, at a special or annual meeting of the holders of Senior Preferred Stock called for the purpose, or pursuant to a written consent of the Required Holders, shall be necessary for the Company to:

         (i) authorize, adopt or approve an amendment to the Articles of Incorporation of the Company (including by way of merger, consolidation or otherwise) that would increase or decrease the par value of the Senior Preferred Stock, grant any holder of bonds, debentures or other obligations voting rights, or otherwise alter or change in any manner the terms, powers, preferences or special rights of the Senior Preferred Stock or grant waivers thereof, or that would otherwise adversely affect the rights of the Senior Preferred Stock, provided that no such modification or amendment may, without the consent of each holder of Senior Preferred Stock affected thereby (A) increase the Conversion Price or decrease the Liquidation Preference or Dividend Rate of the Senior Preferred Stock, (B) adversely affect any of the Conversion features of the Senior Preferred Stock set forth in Section 6 hereof, or (C) decrease the percentage of outstanding Senior Preferred Stock necessary to modify or amend the terms thereof or to grant waivers thereof;

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         (ii) authorize or issue any shares of Senior Stock or Parity Stock
     (including, without limitation, additional shares of Senior Preferred Stock), or authorize or issue any securities convertible into, exchangeable for or evidencing the right to purchase such shares;

         (iii) directly or indirectly recapitalize or reclassify any shares of capital stock of the Company into Senior Preferred Stock or into any Senior Stock or Parity Stock, or exchange any capital stock of the Company for debt; or

         (iv) effect a voluntary liquidation, dissolution or winding up of the Company.

         6. Conversion. (a) Subject to the provisions for adjustment of the Conversion Amount hereinafter set forth, each share of Senior Preferred Stock shall be convertible at any time and from time to time, at the option of the holder thereof (each, a "Conversion") into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock deliverable upon a Conversion of shares of Senior Preferred Stock (excluding accrued dividends thereon, which are addressed by paragraph (b)(i) of this Section 6) shall be determined by multiplying the number of such shares of Senior Preferred Stock by the conversion amount at the time of Conversion (the "Conversion Amount"), which shall initially be 51.49330587, and which Conversion Amount shall be subject to adjustment from time to time pursuant to paragraph (d) of this Section 6. No fractional shares shall be issued upon the Conversion of any shares of Senior Preferred Stock unless the Company otherwise has fractional shares outstanding at the time of such Conversion. All shares of Common Stock (including fractions thereof) issuable upon Conversion of more than one share of Senior Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether Conversion would result in the issuance of any fractional shares. If:
(i) the Company has no such fractional shares outstanding at the time of Conversion; and (ii) after the aforementioned aggregation, the Conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the Current Market Price of one share of Common Stock on the date of Conversion multiplied by such fraction.

         (b) (i) A Conversion of Senior Preferred Stock may be effected by any holder thereof upon the surrender to the Company at the principal office of the Company of the certificate for such Senior Preferred Stock to be converted (the "Surrendered Certificate") accompanied by a written notice (the "Conversion Notice" and, together with the Surrendered Certificate, the "Conversion Deliveries") stating that such holder elects to convert all or a specified number of such holder's shares (which may be fractional shares) in accordance with the provisions of this Section 6 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Upon any Conversion of shares of Senior Preferred Stock, any accrued and unpaid dividends (through the date of Conversion) owing in respect of such shares of Senior Preferred Stock to be converted shall be simultaneously converted

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into a number of shares of Common Stock equal to the sum of such accrued and unpaid dividends divided by the Conversion Price.

         (ii) In case the written notice specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Company will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on Conversion of Senior Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Company that such taxes have been paid), the Company shall deliver or cause to be delivered (A) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Senior Preferred Stock being converted shall be entitled, and (B) if less than the full number of shares of Senior Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted.

         (iii) Each Conversion shall be deemed to have been made at the close of business on the date of receipt by the Company of the Conversion Deliveries so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock and any cash in lieu of a fractional share thereof, in accordance herewith, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

         (c) The Company shall at all times reserve, and keep available for issuance upon the Conversion of the Senior Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the Conversion of all outstanding shares of Senior Preferred Stock not theretofore converted, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the Conversion of all outstanding shares of Senior Preferred Stock not theretofore converted.

         (d) The Conversion Amount shall be subject to adjustment from time to time as follows:

         (i) In case the Company shall at any time or from time to time after the Original Issue Date (A) pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide

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     the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Company, then, and in each such case, the Conversion Amount in effect immediately prior to such event or the record date therefor (if earlier) (the "Determination Date") shall be adjusted so that the holder of any shares of Senior Preferred Stock at any time thereafter surrendered for Conversion (without giving effect to any Conversion of dividends accrued thereon, which shall be addressed by paragraph (b)(i) of this Section 6) shall be entitled to receive the number of shares of Common Stock or other securities of the Company that such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Senior Preferred Stock (without giving effect to any Conversion of dividends accrued thereon, which shall be addressed by paragraph (b)(i) of this Section 6) been surrendered for Conversion immediately prior to the Determination Date. An adjustment made pursuant to this clause (i) shall become effective: (x) in the case of any dividend or distribution described in clause (A), immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution; or (y) in the case of any subdivision, reclassification or combination described in clause (B), (C) or (D), at the close of business on the day upon which such corporate action becomes effective.

         (ii) In case the Company shall issue shares of Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) after the Original Issue Date, other than issuances for which an adjustment has been made pursuant to clause (i) above, at a price per share (or having an exercise, conversion or exchange price per share) less than the Current Market Price per share of Common Stock, as of the date of issuance of such shares or of such rights, warrants or other convertible or exchangeable securities, or, if the Company shall offer or issue rights or warrants to all holders of its outstanding shares of Common Stock, as of the record date fixed for the determination of shareholders entitled to receive such rights or warrants (each, an "Issuance Dilution Event"), then, and in each such case, the Conversion Amount shall be adjusted upward so that the holder of each share of Senior Preferred Stock shall be entitled to receive, upon the Conversion thereof, the number of shares of Common Stock determined by multiplying (A) the applicable Conversion Amount immediately prior to such Issuance Dilution Event, by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such Issuance Dilution Event, and
     (2) the number of additional shares of Common Stock issued in connection with the Issuance Dilution Event (or into which the rights, warrants or other convertible or exchangeable securities may exercise or convert), and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such Issuance Dilution Event, and (y) the number of shares of Common Stock which the aggregate consideration received

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     by the Company for the total number of shares of Common Stock so issued or for the issuance of rights, warrants or other convertible or exchangeable securities (or which would be received upon the exercise, conversion or exchange of any rights, warrants or other exchangeable or convertible securities so issued) would purchase at such Current Market Price immediately prior to such Issuance Dilution Event.

         (iii) An adjustment made pursuant to clause (ii) above shall be made on the next Business Day following the date of the Issuance Dilution Event and shall be effective retroactively immediately after the close of business on such date. For purposes of clause (ii), the aggregate consideration received by the Company in connection with the issuance of shares of Common Stock or of rights, warrants or other securities exchangeable or convertible into shares of Common Stock shall be deemed to be equal to the sum of the aggregate offering price of all such Common Stock and such rights, warrants, or other exchangeable or convertible securities plus the minimum aggregate amount, if any, receivable upon exchange or conversion of any such exchangeable or convertible securities into shares of Common Stock.

         (iv) In case the Company shall at any time or from time to time after the Original Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of capital stock or other securities or property or rights or warrants to subscribe for securities of the Company or any of its subsidiaries by way of dividend or spinoff), on its Common Stock (other than (A) dividends or distributions of shares of Common Stock for which an adjustment has been made pursuant to clause (i) of this paragraph (d) or (B) dividends and distributions consisting of cash and cash equivalents and made in compliance with Section 3(b) hereof, not exceeding, in any 12-month period, 5% of the after-tax cash flow of the Company for the last 12-month period for which financial statements are available) (each, a "Dividend Dilution Event"), then, and in each such case, the Conversion Amount shall be adjusted upward so that the holder of each share of Senior Preferred Stock shall be entitled to receive, upon the Conversion thereof, the number of shares of Common Stock, determined by multiplying (1) the applicable Conversion Amount on the day immediately prior to the record date fixed for the determination of shareholders entitled to receive such dividend or distribution, by (2) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock at such record date, and the denominator of which shall be such Current Market Price per share of Common Stock less the Fair Market Value of such dividend or distribution per share of Common Stock.

         (v) For purposes of this paragraph (d), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Company or any of its subsidiaries.

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         (vi) If the Company shall take a record of the holders of its Common
     Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of Conversion granted by this paragraph (d) or in the Conversion Amount then in effect shall be required by reason of the taking of such record.

         (vii) Anything in this paragraph (d) to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Conversion Amount unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the Conversion Amount by at least one-tenth of one share of Common Stock, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Amount by at least one-tenth of one share of Common Stock, such change in Conversion Amount shall thereupon be given effect.

         (viii) If any option or warrant expires or is cancelled without having been exercised, then, for the purposes of the adjustments set forth above, such option or warrant shall have been deemed not to have been issued and the Conversion Amount shall be adjusted accordingly. No holder of Common Stock which was previously issued upon Conversion of Senior Preferred Stock shall have any obligation to redeem or cancel any such shares of Common Stock as a result of the operation of this paragraph (viii).

         7. Pre-Emptive Rights. Each holder of Senior Preferred Stock shall have the right to purchase all or any part of New Securities (as hereinafter defined) that the Company may, from time to time hereafter, propose to sell and issue. If any New Securities are also being offered or sold to any purchaser or purchasers other than such holders of Senior Preferred Stock, such New Securities shall be offered to each holder of Senior Preferred Stock on the same terms and conditions. Each such holder's pro rata share of New Securities, for purposes of this right, is the ratio of (A) the number of shares of Common Stock into which the shares of Senior Preferred Stock held by such holder are convertible at the time the New Securities are offered to (B) the number of Fully Diluted shares of Common Stock at the time the New Securities are offered. For purposes hereof, "New Securities" shall mean Common Stock or any security exchangeable or exercisable for, or convertible into, Common Stock; provided, however, that New Securities shall not include any of the following issuances, provided that any such issuance is or has been duly approved by the Board and shall be in accordance with this Certificate:

         (i) public issuance and sale of Common Stock registered under applicable securities laws;

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         (ii) the issuance of options, warrants or Common Stock to employees, officers and/or directors of the Company under one or more plans approved by the Board, including, without limitation, under the 1998 Stock Option Plan for Key Employees or the 1998 Stock Option Plan for Unit Directors, Branch Directors and certain other independent contractors; or

         (iii) the issuance of options, warrants or Common Stock at Fair Market Value in exchange for assets or equipment to be used by the Company in the normal course of business.

         8. Reports as to Adjustments. Upon any adjustment of the Conversion Amount then in effect and any increase or decrease in the number of shares of Common Stock issuable upon the operation of a Conversion set forth in Section 6, then, and in each such case, the Company shall promptly deliver to each holder of the Senior Preferred Stock, a certificate signed by the Chief Executive Officer or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Amount then in effect following such adjustment and the increased or decreased number of shares issuable upon the Conversion right granted by Section 6, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment. Where appropriate, such notice to holders of the Senior Preferred Stock may be given in advance.

         9. No Reissuance of Senior Preferred Stock. No Senior Preferred Stock acquired by the Company by reason of purchase, Conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

         10. Notices. All notices to the Company permitted hereunder shall be personally delivered or sent by first class mail, postage prepaid, addressed to its principal office located at 1649 Frankford Road West, Carrollton, Texas 75007, Attention: Chief Executive Officer or to such other address at which its principal office is located and as to which notice thereof is similarly given to the holders of the Senior Preferred Stock at their addresses appearing on the books of the Company.

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

         IN WITNESS WHEREOF, Home Interiors and Gifts, Inc. has caused this Certificate to be signed by its Chief Executive Officer and Secretary, respectively, on this 13th day of July, 2001.

                                       /s/ Donald J. Carter, Jr.
                                       ---------------------------
                                       Donald J. Carter, Jr.,
                                       Chief Executive Officer


                                       /s/ Kenneth Cichocki
                                       ---------------------------
                                       Kenneth Cichocki, Secretary

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